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                                                                     EXHIBIT (b)

                                 PROMISSORY NOTE

$250,000.00                                              Hickory, North Carolina
                                                         ______________, 2001

         FOR VALUE RECEIVED the undersigned, PF Management, Inc., promises to pay to the order of _____________________, the principal sum of TWO HUNDRED FIFTY THOUSAND and No/100 Dollars ($250,000.00), with interest accruing from even date herewith at the Base Interest Rate on the unpaid balance until paid or until default, plus such Incremental Interest (hereinafter defined), if any, as may be due. Such principal, interest at the Base Interest Rate and Incremental Interest shall be payable in lawful money of the United States of America, at ______________________________, _____________, ______________, or at such place as the legal holder hereof may designate in writing. The principal and interest at the Base Interest Rate and Incremental Interest shall be due and payable as follows:

         Interest on the outstanding principal balance in arrears at the Base Interest Rate as of the last day of each calendar quarter, the first installment of accrued interest being due and payable on the 30th day of June, 2001, and each successive payment of accrued interest being due and payable on the last day of each September, December, March, and June thereafter until March 31, 2006, on which date the remaining principal balance and accrued interest shall be due and payable. "Base Interest Rate" shall mean fifteen percent (15%) per annum.

         In addition to the aforesaid payment of interest at the Base Interest Rate, the undersigned shall pay the holder as additional interest in an amount equal to the Incremental Interest determined as of the 30th day of September, 2002, the 31st day of March, 2004, and the 31st day of March, 2006 (each an "Effective Date"). Such payment of Incremental Interest due, if any, shall be paid within ten (10) days following the Effective Date. "Incremental Interest" shall mean an amount equal to ten percent (10%) of the face amount of the Note. "Incremental Interest" shall be due and payable only if there is principal outstanding as of the end of the business day on the Effective Date.

         If not earlier satisfied, the outstanding principal balance and accrued interest thereon shall be payable in full on or before March 31, 2006.

         Unless otherwise provided, this Note may be prepaid in full or in part at any time without penalty or premium. Partial payments shall be applied to installments due in reverse order of their maturity.

         In the event of default, the holder, at his option, may without further notice, declare this Note in default and accelerate the remainder of the debt as due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. The unpaid principal of this Note, and any part thereof, accrued interest and all other sums due under this Note shall bear interest at the Base Interest Rate then in effect after default until paid.

         Upon default, the holder of this Note may employ an attorney to enforce the holder's rights and remedies, and the undersigned maker of this Note hereby agrees to pay to the holder reasonable attorney's fees not to exceed fifteen percent (15%) of the outstanding balance owing on said Note, plus all other reasonable expenses incurred by the holder in exercising any of the holder's rights and remedies upon default.

         The occurrence of any one or more of the following shall, at the option of the holder, constitute an event of default hereunder:


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         (a) The failure of the maker to make payment of principal or interest or Incremental Interest when due upon ten (10) days written notice to cure; or

         (b) If the maker or Pierre Foods, Inc. ("Pierre"), either voluntary or involuntarily, become subject to any insolvency or bankruptcy proceeding, any proceeding to dissolve the maker or Pierre, any proceeding to have a receiver appointed, and such proceeding is not discharged within sixty (60) days, or should the maker or Pierre make any assignment for the benefit of creditors, or should there be an attachment, execution or other judicial seizure of all or any substantial portion of the assets of the maker or Pierre; or

         (c) If the maker or Pierre should sell, transfer or otherwise dispose of all or substantially all of the their assets other than to an entity controlled by one or more of James C. Richardson, Jr. and David R. Clark (a "Controlled Entity"); or

         (d) In the event of the dissolution or termination of the corporate existence of the maker, excepting by way of a merger or consolidation in which Pierre, the maker, or a Controlled Entity is the surviving entity; or

         (e) In the event of the sale, transfer, or assignment of the common stock of the maker or Pierre, and as a result of said sale, transfer or assignment, James C. Richardson, Jr. and David R. Clark, individually or in the aggregate, including entities controlled by one or more of them, shall own, directly and indirectly, less than fifty (50%) of the voting control of Pierre.

         NOTWITHSTANDING ANY CONTRARY PROVISION CONTAINED IN THIS NOTE, the holder of this Note may, at its sole option, upon at least ten days prior written notice to the undersigned, call and declare the unpaid principal balance of this Note and all accrued but unpaid interest thereon due and payable in full as of the 31st day of March, 2004.

         The undersigned, and each of them, whether principal, surety, guarantor, endorser, or other party hereto, agree to be jointly and severally bound, and hereby waive presentment for payment, demand, protest, or dishonor and/or protest and any and all other notice and demand whatsoever, except notice of nonpayment or notice of call hereinabove, and agree to remain bound until the principal and interest are paid in full notwithstanding any extensions or postponements of time for payment which may be granted, even though the period of extension be indefinite, or any other indulgences, substitutions, exchanges or releases of collateral, or releases of any other parties or person primarily or secondarily liable and notwithstanding any inaction by, or failure to assert any legal right available, to the holder of this Note.



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            IN TESTIMONY WHEREOF, the undersigned corporate maker has caused this instrument to be signed in its corporate name by its President, its corporate seal to be hereunto affixed, and attested by its Secretary, by order of its Board of Directors, as of the day and year first above written.

ATTEST:                                     PF MANAGEMENT, INC.


_______________________________             By: ________________________________
Brian D. Davis                                  David R. Clark
Secretary                                       President

(Corporate Seal)



                               GUARANTY OF PAYMENT


         The undersigned, jointly and severally, absolutely and unconditionally guarantee the payment, when due, to any holder hereof of all amounts from time to time owing under this Note, and the payment upon demand of the entire amount owing on this Note in the event of default in payment by the maker. The undersigned waive notice of acceptance of this guaranty, of any extensions in time of payment and of all other notices to which the undersigned would be otherwise entitled by law and agree to pay all amounts owing hereunder, upon demand, without requiring any action or proceeding against the maker or any of its property and hereby expressly waive any rights conferred under N.C.G.S. ss.26-7 et seq. The undersigned acknowledge that they have read and reviewed the Note and hereby acknowledge themselves as fully bound by all provisions of this Note. If suit is brought to enforce this guaranty agreement, the undersigned agree to pay the reasonable attorney's fees of any holder.


                                    ______________________________________(SEAL)
                                    James C. Richardson, Jr.


                                    ______________________________________(SEAL)
                                    David R. Clark